David G. Todd
                                        Vice President
                                        (304)526-3755
                                        For Immediate Release
                                        September 6, 1995
HOBET MINING, INC. ISSUES WARN NOTICES
AT HOBET 07 AND HOBET 12 OPERATIONS

     Huntington, WV -- Ashland Coal, Inc. today announced that its operating subsidiary, Hobet Mining, Inc., has issued Worker Adjustment and Retraining Notification Act (WARN) notices at its Hobet 07 surface mine and Hobet 12 preparation plant. This complex is located in Logan and Mingo counties, West Virginia.
     "Despite the issuance of these notices, we continue to study possible scenarios for the future of these operations," stated John Lowe, vice president and general manager of Hobet Mining, Inc. "We are working very hard to find an economically viable plan for the future development of the complex that would not involve large-scale layoffs. However, despite our best efforts, such layoffs may prove necessary."
     "These layoffs could begin in about 60 days," Lowe continued. For this reason, the company is required to issue WARN notices at this time. However, Lowe indicated that he remains optimistic that operations at Hobet 07 will continue in some form.
     The WARN notices are the latest in a series of communications to employees con-cerning the mine's uncertain future. The Hobet management team has previously conducted meetings with all employees to explain the serious challenges facing the mine, and employees were alerted that layoffs were possible.

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     "For some time now we have been growing increasingly
concerned that the original mine-life plan for Hobet 07 was in jeopardy due to an ever more competitive business environment," Lowe said. "We recognize that this is a very difficult time for the affected employees and we sincerely hope large-scale layoffs can be avoided. We will continue to investigate every possible course of action in an effort to keep as many Hobet 07 and Hobet 12 employees working as possible. We continue to believe that, with some level of restructuring, a viable mining operation can continue at the location."
     Ashland Coal, Inc. (NYSE:ACI) is engaged in the mining, processing and sale of low-sulfur coal, and markets its coal principally to electric utilities in the eastern United States and into the export markets.
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